Exhibit 99.1

TURTLE BEACH REPORTS RECORD THIRD QUARTER 2020 RESULTS

AND RAISES FULL-YEAR OUTLOOK

White Plains, NY – November 5, 2020 – Turtle Beach Corporation (Nasdaq: HEAR), a leading gaming audio and accessory provider, reported record financial results for the third quarter ended September 30, 2020.

Third Quarter Summary vs. Year-Ago Quarter:

●	Net revenue increased 141% to $112.5 million ($111.5 million in constant currency);
●	Gross margin increased 880 basis points to 41.0%;
●	Net income increased significantly to $17.8 million, or $1.04 per diluted share, compared to a net loss of $3.1 million, or $(0.22) per diluted share; and
●	Adjusted EBITDA increased to $27.6 million compared to $0.3 million.

Management Commentary

“Our blistering sales momentum continued in the third quarter, as a combination of strong consumer demand for headsets, further market share gains driven by our leading products and brand, superior execution, and our ability to leverage operating expenses drove results that were by far the best third quarter results we have ever achieved,” said Juergen Stark, CEO of Turtle Beach. “We are extremely proud of what our team has accomplished in recent months under challenging conditions. What is most encouraging is that we believe the strong underlying demand continues to be driven by greater overall engagement of existing gamers as well as new and lapsed gamers joining the market as new gaming headset users. In addition, non-gamers continue to buy headsets for at-home work, school and socializing. All of this sets us up nicely for the holiday season and for 2021.”

Stark added, “The increase in demand is not limited to console gaming, as we saw strong increases in our award-winning ROCCAT line of PC mice, keyboards and headsets in the quarter, which we expect will continue, especially with the investments we are making in our PC portfolio as evidenced by the new products we’ve launched the past few months.

“As a result of the performance in the third quarter and our belief that demand will remain at elevated levels through the end of the year, with the launch of the next generation Xbox and PlayStation consoles later this month, we are confident that our results this year will exceed our previous forecasts for both revenue and EBITDA. We’ve stepped-up our investments to capitalize

Turtle Beach Reports Third Quarter Financial Results

on new opportunities and, with the integration of the ROCCAT acquisition going well, the excellent team we have here, and our strong continued execution, we will continue to take actions to enable and drive further expansion and growth.”

Third Quarter 2020 Financial Results

Net revenue in the third quarter of 2020 increased 140.8% to $112.5 million compared to $46.7 million in the year-ago quarter. The Company’s strong performance in the third quarter was due to increased demand from a continued surge in gaming activity, resulting from stay-at-home orders which increased gaming among existing gamers and caused an influx of new and lapsed gamers. In addition, the Company’s ability to significantly increase its production and delivery capacity and execute well at retail allowed the Company to gain further market share and achieve the significantly higher revenues. On a constant currency basis, revenue in the third quarter of 2020 was $111.5 million.

Gross margin in the third quarter of 2020 increased 880 basis points to 41.0% compared to 32.2% in the third quarter of 2019. This significant increase was due to volume-driven fixed cost leverage, lower than normal promotional spending given increased demand, and favorable business mix, partially offset by $2.0 million in incremental air freight to enable retail supply.

Operating expenses in the third quarter of 2020 were $21.9 million compared to $17.6 million in the 2019 period, with the increase driven primarily by higher volume-related selling costs and additional investments to expand the PC gaming product portfolio and ROCCAT brand.

Net income in the third quarter of 2020 improved significantly to $17.8 million compared to a net loss of $3.1 million in the year-ago quarter. The increase was due to the strong revenue performance, higher gross margin as described above and operating expense leverage.

Net income per share in the third quarter of 2020 was $1.04 on 17.2 million weighted average diluted shares outstanding, compared to a net loss per share of $0.22 on 14.5 million weighted average diluted shares outstanding in the year-ago quarter. (Note: per accounting rules, in periods when the Company reports positive net income, the diluted share count is higher than in periods when there is a net loss.)

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the third quarter of 2020 increased significantly to $27.6 million, compared to $0.3 million in the year ago quarter. This is the highest level of adjusted EBITDA of any quarter in the Company’s history.

Turtle Beach Reports Third Quarter Financial Results

Balance Sheet & Cash Flow Highlights

At September 30, 2020, the Company had $27.3 million of cash and cash equivalents with no debt, including no outstanding debt under its revolving line of credit. This compares to $7.0 million of cash and cash equivalents with $26.6 million of outstanding debt under its revolving line of credit at September 30, 2019. Cash flows from operating activities were $32.6 million for the nine months ended September 30, 2020 compared to $27.3 million in the corresponding period in 2019.

Increased 2020 Outlook

For the full year 2020, the Company now expects revenue to be approximately $330 million, which is 10% higher than its previous guidance of approximately $300 million. The annual revenue forecast reflects continued strong consumer demand for gaming accessories driven by new and existing gamers, as well as increased use of headsets for non-gaming uses, followed by an anticipated further increase in demand spurred by next generation console launches around the holiday season.

Adjusted EBITDA is now expected to be approximately $50 million, or more than 50% above the prior guidance of approximately $30 million, reflecting the higher expected revenue for the year, higher gross margin, partially offset by expected air freight of approximately $10.0 million to enable supply and increased revenue, and planned marketing and new product-related investments of approximately $12.0 million to expand the Company’s position in the PC accessories market and drive future growth.

Net income per diluted share is now expected to approximate $1.80 compared to prior guidance of approximately $0.85, and adjusted net income per diluted share is expected to be approximately $1.75 compared to prior guidance of approximately $0.80, both reflecting the aforementioned revenue and EBITDA forecasts. Per share figures for the full year 2020 assume approximately 16.3 million diluted shares outstanding.

Second Half Outlook

For the second half of 2020, the Company expects revenue to be approximately $215 million, 16% higher than its previous guidance of approximately $185 million. The updated revenue forecast reflects a shift in the timing of shipments into the third quarter as many retailers have started holiday purchasing earlier than normal this year.

Adjusted EBITDA for the second half is now expected to be approximately $40 million, or double  the prior guidance of approximately $20 million. The updated guidance reflects a shift of some expenses expected in the third quarter to the fourth quarter. Net income per diluted share and

Turtle Beach Reports Third Quarter Financial Results

adjusted net income per diluted share in the second half are now both expected to approximate $1.45 compared to prior guidance of approximately $0.50.

With respect to the Company's adjusted EBITDA outlook for the full year 2020, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, November 5, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its third quarter 2020 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:

Date: Thursday, November 5, 2020

Time: 5:00 p.m. ET / 2:00 p.m. PT

Toll-Free Dial-in Number: (877) 303-9855

International Dial-in Number: (408) 337-0154

Conference ID: 8798099

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at corp.turtlebeach.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through November 12, 2020.

Toll-Free Replay Number: (855) 859-2056

International Replay Number: (404) 537-3406

Turtle Beach Reports Third Quarter Financial Results

Replay ID: 8798099

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, adjusted net income, and constant currency revenue, that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted Net Income” is defined as net income excluding (i) integration and transaction costs related to the acquisition of the business and assets related to the ROCCAT brand, (ii) the effect of the mark-to-market requirement of the financial instrument obligation, (iii) any change in fair value of contingent consideration and (iv) the release of valuation allowances on deferred tax assets. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring items that we believe are not representative of core operations (e.g., the integration and transaction costs related to the acquisition of the business and assets related to the ROCCAT brand, the mark-to-market adjustment for the financial instrument obligation and the change in fair value of contingent consideration). “Constant currency revenue” is defined by the Company as revenue excluding the impacts of fluctuations in exchange rates from prior periods. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for the three- and nine-month periods ended September 30, 2020 and 2019.

About Turtle Beach Corporation

Turtle Beach Corporation (www.corp.turtlebeach.com) is one of the world’s leading gaming audio and accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.org) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning

Turtle Beach Reports Third Quarter Financial Results

keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend,” “forecast” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. These statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to: the substantial uncertainties inherent in the acceptance of existing and future products; the difficulty of commercializing and protecting new technology; the impact of competitive products and pricing; the impact of the coronavirus (COVID-19) pandemic on consumer demands and manufacturing capabilities; risks relating to, and uncertainty caused by or resulting from, the COVID-19 pandemic; risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations; and our liquidity. These risks may be in addition to the other factors and matters discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q,  and the Company’s other periodic reports filed with the Securities and Exchange Commission. Except as required by the securities laws of the United States, the Company does not intend to publicly update or revise these forward-looking statements after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Sean McGowan	MacLean Marshall
Gateway Investor Relations	Sr. Director – PR/Communications
On Behalf of Turtle Beach	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$27,265	$8,249
Accounts receivable, net	53,825	44,530
Inventories	79,453	45,711
Prepaid expenses and other current assets	8,451	4,057
Total Current Assets	168,994	102,547
Property and equipment, net	5,004	3,962
Deferred income taxes	7,800	7,439
Goodwill	8,178	8,515
Intangible assets, net	5,325	6,011
Other assets	6,230	2,877
Total Assets	$201,531	$131,351
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$15,655
Accounts payable	63,699	22,511
Other current liabilities	34,432	26,422
Total Current Liabilities	98,131	64,588
Deferred income taxes	140	153
Other liabilities	7,524	3,223
Total Liabilities	105,795	67,964
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 15,186,990 and 14,488,182 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	15	14
Additional paid-in capital	187,065	176,776
Accumulated deficit	(91,076)	(113,519)
Accumulated other comprehensive income (loss)	(268)	116
Total Stockholders’ Equity	95,736	63,387
Total Liabilities and Stockholders’ Equity	$201,531	$131,351

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
Net revenue	$112,494	$46,723	$227,181	$132,899
Cost of revenue	66,358	31,680	141,033	89,898
Gross profit	46,136	15,043	86,148	43,001
Operating expenses:
Selling and marketing	11,857	10,150	29,064	24,581
Research and development	3,260	2,198	8,688	5,388
General and administrative	6,799	5,214	19,232	16,057
Total operating expenses	21,916	17,562	56,984	46,026
Operating income (loss)	24,220	(2,519)	29,164	(3,025)
Interest expense	103	240	355	595
Other non-operating expense (income), net	(101)	302	(1,520)	(1,430)
Income (loss) before income tax	24,218	(3,061)	30,329	(2,190)
Income tax expense	6,424	63	7,886	252
Net income (loss)	$17,794	$(3,124)	$22,443	$(2,442)

Net income (loss) per share
Basic	$1.20	$(0.22)	$1.53	$(0.17)
Diluted	$1.04	$(0.22)	$1.41	$(0.17)
Weighted average number of shares:
Basic	14,845	14,506	14,642	14,477
Diluted	17,154	14,506	15,961	14,477

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Nine Months Ended
	September 30, 2020	September 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES	$32,638	$27,304

CASH FLOWS FROM INVESTING ACTIVITIES	(3,918)	(14,295)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	185,486	148,087
Repayment of revolving credit facilities	(201,141)	(158,911)
Proceeds from sale of equity securities	4,372	-
Proceeds from exercise of stock options and warrants	2,155	214
Repurchase of common stock	-	(1,941)
Repurchase of common stock to satisfy employee tax withholding obligations	(215)	(201)
Net cash used for financing activities	(9,343)	(12,752)
Effect of exchange rate changes on cash and cash equivalents	(361)	(298)
Net increase (decrease) in cash and cash equivalents	19,016	(41)
Cash and cash equivalents - beginning of period	8,249	7,078
Cash and cash equivalents - end of period	$27,265	$7,037

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Income (Loss)
GAAP Net Income (Loss)	$17,794	$(3,124)	$22,443	$(2,442)

Adjustments, net of tax:
Gain on financial instrument obligation	—	—	—	(1,601)
Gain on acquisition-related settlement	—	—	(1,702)	—
Change in fair value of contingent consideration	126	—	366	—
Acquisition integration costs	26	543	273	2,603
Non-GAAP Earnings	$17,946	$(2,581)	$21,380	$(1,440)

Diluted Earnings Per Share
GAAP- Diluted	$1.04	$(0.22)	$1.41	$(0.17)

Gain on financial instrument obligation	—	—	—	—
Gain on acquisition-related settlement	—	—	(0.11)	(0.11)
Change in fair value of contingent consideration	0.01	—	0.02	—
Acquisition integration costs	—	0.04	0.02	0.18
Non-GAAP- Diluted	$1.05	$(0.18)	$1.34	$(0.10)

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5.

	Three Months Ended
	September 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$112,494	$-	$-	$-	$-	$112,494
Cost of revenue	66,358	(645)	-	(284)	-	65,429
Gross Profit	46,136	645	-	284	-	47,065

Operating expenses	21,916	(596)	(223)	(1,288)	(37)	19,772

Operating income	24,220	1,241	223	1,572	37	27,293

Interest expense	103
Other non-operating expense (income), net	(101)				(175)	(276)

Income before income tax	24,218
Income tax expense	6,424
Net income	$17,794			Adjusted EBITDA		$27,569

	Nine Months Ended
	September 30, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$227,181	$-	$-	$-	$-	$227,181
Cost of revenue	141,033	(1,828)	-	(623)	-	138,582
Gross Profit	86,148	1,828	-	623	-	88,599

Operating expenses	56,984	(1,474)	(665)	(3,354)	(381)	51,110

Operating income	29,164	3,302	665	3,977	381	37,489

Interest expense	355
Other non-operating expense (income), net	(1,520)				1,192	(328)

Income before income tax	30,329
Income tax expense	7,886
Net income	$22,443			Adjusted EBITDA		$37,817

(1)	Other includes certain business acquisition costs, gain on an acquisition-related settlement and change in fair value of contingent consideration.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5. (continued)

	Three Months Ended
	September 30, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$46,723	$-	$-	$-	$-	$46,723
Cost of revenue	31,680	(570)	-	(108)	-	31,002
Gross Profit	15,043	570	-	108	-	15,721

Operating expenses	17,562	(728)	(192)	(922)	(618)	15,102

Operating income (loss)	(2,519)	1,298	192	1,030	618	618

Interest expense	240
Other non-operating expense (income), net	302					302

Income (loss) before income tax	(3,061)
Income tax expense	63
Net loss	$(3,124)			Adjusted EBITDA		$316

	Nine Months Ended
	September 30, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$132,899	$-	$-	$-	$-	$132,899
Cost of revenue	89,898	(1,349)	-	(76)	-	88,473
Gross Profit	43,001	1,349	-	76	-	44,426

Operating expenses	46,026	(2,129)	(413)	(2,479)	(2,961)	38,044

Operating income (loss)	(3,025)	3,477	413	2,555	2,961	6,382

Interest expense	595
Other non-operating expense (income), net	(1,429)				1,601	172

Income (loss) before income tax	(2,190)
Income tax expense	252
Net loss	$(2,442)			Adjusted EBITDA		$6,210

(2) Other includes certain business acquisition costs and a gain (loss) on financial instrument obligation.